Exhibit 99.1

Renaissance Capital Growth & Income Fund III, Inc.
Announces Deemed Dividend Estimate

Press Release	For Immediate Release

Dallas, Texas, January 3, 2007, Renaissance Capital Growth & Income Fund III, Inc. (OTC:RENN) announced today that its Board of Directors, in accordance with rules governing a Regulated Investment Company ("RIC") under Sub-Chapter M of the Internal Revenue Code, has declared a designated undistributed capital gain dividend (also known as a deemed dividend) for 2006.

As of December 29, 2006, the deemed dividend was estimated to be $18,008,018 or approximately $4.03 per share. This estimate is subject to change as we prepare and finalize our tax return. It is payable to shareholders of record as of December 31, 2006. Shareholders of record on the record date will be provided with the exact amount of the deemed dividend attributable to their shares either by their stock broker if their shares are held in electronic format, or by American Stock Transfer and Trust Company if their shares are held directly. This information will be reported to shareholders on IRS Form 2439.

The net asset value of the Fund at year end 2006 was reduced by an estimated $6,302,806, or approximately $1.41 per share, which is the federal income tax the Fund will pay on the undistributed capital gain at the corporate rate of 35%.

A more detailed FAQ will be distributed to shareholders shortly. Shareholders requiring further information about the impact of the deemed dividend on their state and/or local taxes should consult their tax advisors.

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Forward Looking Statements
Renaissance Capital Growth & Income Fund III, Inc. is a business development company concentrating on investing in emerging growth companies, including investment in private placements of convertible securities. This report contains forward-looking statements. Such statements reflect the current views of the Fund with respect to future events and are subject to certain risks, uncertainties, and assumptions. Although the Fund believes that the expectations reflected in such forward-looking statements are reasonable, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual future results or events may vary materially from those described herein. Past performance is not indicative of future results. For additional information, please visit www.rencapital.com.

Investor Contact:	Media Relations Contact:
RENN Capital Group, Inc.	Chris Rosgen
Michelle Sparks: 214-891-8294	Capital Market Relations
corpfin@rencapital.com	(949) 481-9739